Exhibit 10.19

October 29, 2015

Diplomat Pharmacy, Inc.,
as Borrower, and the other
Credit Parties

4100 S. Saginaw Street
Flint, Michigan 18507
Attention: Sean Whelan,
Chief Financial Officer
Facsimile: (810) 282-0195

Re:                             Diplomat Pharmacy, Inc.

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement dated as of April 1, 2015 (as amended, the “Credit Agreement”), by and among Diplomat Pharmacy, Inc., a Michigan corporation (“Borrower”), the other Credit Parties party thereto, and Healthcare Financial Solutions, LLC (successor to General Electric Capital Corporation), in its capacity as agent (in such capacity, “Agent”) for the several financial institutions from time to time party thereto. Capitalized terms used in this letter and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

Pursuant to Section 4.11(c) of the Credit Agreement, Borrower’s wholly-owned Subsidiary, BioRx, LLC, a Delaware limited liability company (“BioRx”), which is a Credit Party, shall not make any disbursements out of the existing deposit accounts of BioRx at Bank of Kentucky, PNC Bank and Amalgamated Bank (the “Legacy BioRx Accounts”) after October 31, 2015 (other than payment checks and wire transfers payable from such accounts and outstanding against such accounts as of such date and, for the avoidance of doubt, transfers to the deposit accounts at Comerica Bank or another Lender subject to a Control Agreement). Borrower and BioRx have advised Agent that BioRx is unable to have full disbursement capabilities from its new deposit account at Comerica Bank by October 31, 2015, and have requested an extension of the date after which BioRx shall not make any disbursements out of such Legacy BioRx Accounts to January 15, 2016 (the “Extension Request”).

Agent has discussed the Extension Request with the Lenders and has received the consent of the Required Lenders to grant the Extension Request. The provisions of Section 4.11(c) of the Credit Agreement as modified hereby continue to apply in all respects, including that in the event that such Legacy BioRx Accounts contain, in the aggregate, $5,000,000 or more at any one time (or, after September 30, 2016, $1,000,000 or more at any one time in accounts not subject to a Control Agreement), then BioRx shall transfer such excess amount to the deposit account(s) at Comerica Bank or another Lender subject to a Control Agreement within three (3) Business Days thereafter.

Except to the extent specifically set forth herein, this letter shall not constitute an amendment or waiver by Agent or any Lender of any provisions of the Credit Agreement or any other Loan Document, and all of the provisions of the Credit Agreement and the other Loan

Documents shall remain in full force and effect to the extent in effect prior to the date hereof. This letter may be executed in any number of several counterparts, each of which shall be an original, but all of which shall constitute one and the same letter agreement. Delivery of an executed counterpart of a signature page to this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. This letter shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

[signature pages follow]

AGENT:	HEALTHCARE FINANCIAL
SOLUTIONS, LLC, as Agent

	By:	/s/ Karen Dahlquist
	Name:	Karen Dahlquist
Duly Authorized Signatory

ACKNOWLEDGED AND
AGREED:

DIPLOMAT PHARMACY, INC.

By:	/s/ Philip Hagerman
Name: Philip Hagerman
Title: CEO

BIORX, LLC

By:	/s/ Gary Kadlec
Name: Gary Kadlec
Title: Manager